Exhibit 5.1

May 30, 2012

Alon Holdings Blue Square-Israel Ltd.

2 Amal St.

Rosh Ha'ayin, 48092

Ladies and Gentlemen:

We have acted as counsel to Alon Holdings Blue Square-Israel Ltd., a company organized under the laws of the State of Israel (the "Company"), in connection with its filing of a registration statement on Form F-3 (the "Registration Statement") under the Securities Act of 1933, relating to the registration for resale by a selling shareholder of the Company of 6,616,186 of the Company's ordinary shares, par value NIS 1.0 per share.

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's Articles of Association, resolutions of the Company's Audit Committee, Board of Directors and Shareholders provided to us by the Company and originals or conformed copies of such corporate records, agreements and instruments of the Company, and such other documents and records, as we have deemed appropriate as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the 6,616,186 ordinary shares being registered pursuant to the Registration Statement are validly issued, fully paid and non-assessable.

It is our understanding that this opinion is to be used only in connection with the offer and sale of the shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.   In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.